EdR ANNOUNCES SECOND QUARTER 2012 RESULTS

— Same-Community Net Operating Income up 11% —

MEMPHIS, TN, July 26, 2012 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of collegiate housing, today announced results for the quarter ended June 30, 2012.

Company Highlights

•	Core funds from operations (“Core FFO”) was $11.6 million or $0.12 per share/unit for the second quarter, compared to $8.4 million or $0.11 per share/unit in the prior year;

•	Same-community net operating income (“NOI”) for the quarter increased 10.9% on a 7.5% increase in revenues and a 3.8% increase in operating expenses;

•	Same-community portfolio is currently 83.9% preleased for the 2012/2013 lease term, compared to 86.1% at this time last year;

•	Anticipated same-community net rental rate increase of 5.0% for the 2012/2013 lease term;

•	Reduced overall company leverage with debt to gross assets of 28.8% at June 30, 2012, a 18.4% reduction from 35.3% a year earlier;

•	Awarded a new third-party development project at Clarion University of Pennsylvania. With a project total cost of $44.7 million, this approximate 700-bed community is anticipated to be delivered in the summer of 2014; and

•	EdR’s Board of Directors increased the Company’s quarterly dividend 43% to $0.10 per share/unit, starting with the second quarter dividend that is payable on August 15, 2012.

"All lines of business continued to grow in the first half of 2012,” commented Randy Churchey, EdR's president and chief executive officer. "We are adding $362 million of owned and participating development communities this fall and next, and our pipeline of acquisitions and new developments are at all-time highs. Operationally, we achieved another quarter of double-digit same-community NOI growth, commenced three new third-party development projects and signed two new third-party management agreements."

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was $1.3 million, or $0.01 per diluted share, compared to $0.6 million, or $0.01 per diluted share, for the prior year. Improvements in same-community NOI, operating profits of new communities and lower interest expense were the main drivers of the improvement in net income.

Core Funds From Operations

Core FFO for the quarter was $11.6 million, an increase of 39.1%, as compared to $8.4 million in the prior year. The improvement in Core FFO reflects improved operating results from our same-community portfolio, operating profits from new communities and lower interest expense. Core FFO per share/unit for the quarter was $0.12 compared to $0.11 the prior year. An increase in shares/units outstanding from an equity offering in late 2011 was the main driver in per share/unit Core FFO growth being slower than the growth in Core FFO. Proceeds from the offerings were used to acquire collegiate communities, fund development projects, reduce outstanding secured debt and for other working capital purposes.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $14.5 million for the quarter, an increase of 10.9%, or $1.4 million, from the prior year. This growth in operating income was the result of a 6.9%, or $1.7 million, increase in net apartment rent, an approximate 60 basis point increase from other revenue and a 3.8%, or $0.5 million, increase in operating expenses.

The growth in revenue for the quarter was driven by a 1.0% increase in occupancies, a 5.9% increase in net rental rates and a 0.6% improvement from other revenue. The 3.8% increase in operating expenses for the quarter is in line with expectations and full-year guidance.

Preleasing for Fall 2012

Same-community preleasing for the 2012/2013 lease term is 220 basis points behind the prior year in occupancy with 83.9% of beds preleased for the fall. Net rental rates for the 2012/2013 lease term are currently projected to be approximately 5.0% ahead of the prior lease term.

The Company provides a property-by-property leasing schedule in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382

University of Kentucky

Construction on New Central Residence Hall, the first building in a multi-phase project aimed at revitalizing University of Kentucky’s (UK) on-campus housing, is progressing as planned. The 601-bed, two-building, four-story community will be available for occupancy in the summer of 2013.

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The Company is currently in the planning stages for the August 2014 deliveries, which are expected to be the addition of approximately 2,000 beds in four locations on campus. The Kentucky legislature has authorized the planned August 2014 deliveries, and it is expected that definitive agreements and approval from the UK board of trustees will be obtained this fall.

Investment Activity

All four company-owned and participating 2012 development deliveries, aggregating a total investment of approximately $152 million continue to progress on schedule and on budget. Additionally, our six announced company-owned 2013 developments, aggregating a total investment of approximately $210 million are also proceeding as expected.

“We are pleased with the progress of our active development projects,” stated Tom Trubiana, EdR’s executive vice president and chief investment officer. “We are on pace to successfully deliver ten developments in 2012 and 2013, a record for EdR. In addition, the volume of new opportunities that are in our pipeline should allow us to maintain or increase our pace of activity going forward.”

Capital Structure

At June 30, 2012 the Company had cash and cash equivalents totaling $8.4 million and $145.0 million available on its unsecured revolving credit facility. The Company’s debt to gross assets was 28.8%, its net debt to Adjusted EBITDA was 6.2x and its interest coverage ratio was 3.3x. Based on the quarter-end cash balance and the remaining availability on its unsecured revolving credit facility, the Company has additional acquisition/development capacity of approximately $300 million.

During the second quarter of 2012, the Company sold approximately 1.4 million shares of common stock under its ATM program. The shares were sold at a weighted average share price of $11.02, raising net proceeds of $15.4 million that were mainly used to fund current projects and reduce debt.

Earnings Guidance and Outlook

Based upon management’s current estimates of market conditions and future operating results, the Company reaffirms its previous guidance for full year 2012 Core FFO per share/unit of $0.46 to $0.51. Consistent with prior guidance, this outlook does not include the impact of any unannounced dispositions, acquisitions, new third-party development or management contracts, additional ONE Plan developments and capital transactions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Thursday, July 26, 2012. The call will be hosted by Randy Churchey, president and chief executive officer, and Randy Brown, executive vice president and chief financial officer.

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The conference call will be accessible by telephone and the Internet. To access the call, participants from within the U.S. may dial (877) 705-6003, and participants from outside the U.S. may dial (201) 493-6725. Participants may also access the call via live webcast by visiting the company’s investor relations Web site at www.EdRtrust.com.

The replay of the call will be available at approximately 8:00 p.m. Eastern Time on July 26, 2012 through midnight Eastern Time on August 2, 2012. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 397007. The archive of the webcast will be available on the company’s Web site for a limited time.

About EdR

EdR (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 62 communities in 23 states with over 34,900 beds within more than 11,400 units. For more information please visit the company's Web site at www.EdRTrust.com.

Contact:

Brad Cohen	Randy Brown	J. Drew Koester
ICR, LLC	EdR	EdR
203-682-8211	Executive Vice President and	Senior Vice President and
bcohen@icrinc.com	Chief Financial Officer	Chief Accounting Officer
	(901) 259-2500	(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent Annual Report on Form 10-K and our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

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Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because it considers it to be an important supplemental measure of the Company’s operating performance, assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance. Accordingly, we have restated all periods presented to reflect the current guidance.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization or severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of our collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

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Adjusted Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income or loss excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets; (6) interest expense; (7) other non-operating expense (income); (8) income tax expense (benefit); (9) non-controlling interest; and (10) applicable expenses related to discontinued operations. We consider Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

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EdR AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Collegiate housing properties, net	$817,321	$803,519
Assets under development	128,349	56,648
Cash and cash equivalents	8,414	75,813
Restricted cash	5,442	4,826
Other assets	40,482	37,003

Total assets	$1,000,008	$977,809

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$310,507	$358,504
Unsecured revolving credit facility	30,000	-
Accounts payable and accrued expenses	46,858	31,766
Deferred revenue	12,000	14,409
Total liabilities	399,365	404,679

Commitments and contingencies	-	-

Redeemable noncontrolling interests	9,218	9,776

Equity:
Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 shares authorized,
95,293,349 and 91,800,688 shares issued and outstanding at
June 30, 2012 and December 31, 2011, respectively	953	918
Preferred shares, $0.01 par value, 50,000,000 shares authorized,
no shares issued and outstanding	-	-
Additional paid-in capital	686,546	662,657
Accumulated deficit	(98,564)	(101,708)
Total EdR stockholders’ equity	588,935	561,867
Noncontrolling interests	2,490	1,487
Total equity	591,425	563,354

Total liabilities and stockholders’ equity	$1,000,008	$977,809

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EdR AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share data)

Unaudited

	Three months ended June 30,
	2012	2011
Revenues:
Collegiate housing leasing revenue	$33,109	$25,613
Third-party development services	17	1,073
Third-party management services	719	745
Operating expense reimbursements	2,281	2,018
Total revenues	36,126	29,449

Operating expenses:
Collegiate housing leasing operations	15,523	12,266
Development and management services	1,647	1,316
General and administrative	1,647	1,397
Severance, development pursuit and acquisition costs	286	208
Ground leases	1,509	1,366
Depreciation and amortization	8,859	7,106
Reimbursable operating expenses	2,281	2,018
Total operating expenses	31,752	25,677

Operating income	4,374	3,772

Nonoperating expenses:
Interest expense	3,477	4,642
Amortization of deferred financing costs	275	284
Interest income	(23)	(47)
Loss on extinguishment of debt	-	-
Total nonoperating expenses	3,729	4,879

Income (loss) before equity in income (losses) of unconsolidated entities, income taxes and discontinued operations	645	(1,107)

Equity in income (losses) of unconsolidated entities	(38)	(23)
Income (loss) before income taxes and discontinued operations	607	(1,130)
Less: Income tax expense (benefit)	(404)	(371)
Income (loss) from continuing operations	1,011	(759)
Income from discontinued operations	165	1,275
Net Income	1,176	516

Less: Net income attributable to the noncontrolling interests	(80)	(60)
Net income attributable to EdR	$1,256	$576

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic & diluted:	$0.01	$0.01

Weighted-average share of common stock outstanding – basic	94,974	72,209
Weighted-average share of common stock outstanding – diluted	96,041	72,209

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EdR AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share data)

Unaudited

	Six months ended June 30,
	2012	2011
Revenues:
Collegiate housing leasing revenue	$67,715	$52,312
Third-party development services	345	2,349
Third-party management services	1,572	1,579
Operating expense reimbursements	4,399	3,873
Total revenues	74,031	60,113

Operating expenses:
Collegiate housing leasing operations	30,677	24,580
Development and management services	3,263	2,647
General and administrative	3,657	2,826
Severance, development pursuit and acquisition costs	393	152
Ground leases	3,020	2,732
Depreciation and amortization	17,518	13,845
Reimbursable operating expenses	4,399	3,873
Total operating expenses	62,927	50,655

Operating income	11,104	9,458

Nonoperating expenses:
Interest expense	7,587	9,384
Amortization of deferred financing costs	623	568
Interest income	(44)	(92)
Loss on extinguishment of debt	-	351
Total nonoperating expenses	8,166	10,211

Income (loss) before equity in income (losses) of unconsolidated entities, income taxes and discontinued operations	2,938	(753)

Equity in income (losses) of unconsolidated entities	(301)	(18)
Income (loss) before income taxes and discontinued operations	2,637	(771)
Less: Income tax expense (benefit)	(479)	(218)
Income (loss) from continuing operations	3,116	(553)
Income from discontinued operations	174	1,935
Net Income	3,290	1,382

Less: Net income attributable to the noncontrolling interests	146	151
Net income attributable to EdR	$3,144	$1,231

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic & diluted:	$0.03	$0.02

Weighted-average share of common stock outstanding – basic	93,907	71,527
Weighted-average share of common stock outstanding – diluted	94,990	71,527

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EdR AND SUBSIDIARIES

CALCULATION OF FFO AND CORE FFO

(Amounts in thousands, except per share data)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Net income (loss) attributable to EdR	$1,256	$576	$3,144	$1,231

Gain on sale of collegiate housing assets (1)	(172)	(1,445)	(172)	(2,388)
Real estate related depreciation and amortization	8,716	7,218	17,279	14,104
Equity portion of real estate depreciation and amortization on equity investees	59	111	125	221
Equity portion of loss on sale of student housing property on equity investees	-	-	88	-
Noncontrolling interests	(56)	(60)	185	151
Funds from operations (“FFO”)	$9,803	$6,400	$20,649	$13,319
FFO adjustments:
Loss on extinguishment of debt (1)	-	-	-	757
Acquisition costs	287	202	454	373
Straight-line adjustment for ground leases (2)	1,085	1,053	2,146	2,106
FFO adjustments	1,372	1,255	2,600	3,236

FFO on Participating Developments: (3)
Interest on loan to Participating Development	455	393	910	678
Development fees on Participating Development, net of costs and tax	9	317	71	519
FFO on Participating Developments	464	710	981	1,197

Core funds from operations (“Core FFO”)	$11,639	$8,365	$24,230	$17,752

FFO per weighted average share/unit (4)	$0.10	$0.09	$0.22	$0.18

Core FFO per weighted average share/unit (4)	$0.12	$0.11	$0.26	$0.24

Weighted average shares/units (4)	96,041	73,320	94,990	72,638

Notes:

(1)	All of or a portion of these amounts are included in discontinued operations and are not visible on the face of our statement of operations.
(2)	This represents the straight-line rent expense adjustment required by GAAP related to ground leases at three communities. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.
(3)	FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.
(4)	FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
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EdR AND SUBSIDIARIES

2012 GUIDANCE – RECONCILIATION OF FFO and CORE FFO

(Amounts in thousands, except per share data)

Unaudited

	Year ending December 31, 2012
	Low End	High End

Loss attributable to EdR	$(4,829)	$(611)

Gain on sale of collegiate housing assets	(172)	(172)
Real estate related depreciation and amortization	41,884	41,884
Equity portion of real estate depreciation and amortization on equity investees	221	221
Equity portion of loss on sale of student housing property on equity investees	88	88
Noncontrolling interests	200	223
Funds from operations (“FFO”)	$37,392	$41,633

FFO adjustments:
Straight-line adjustment for ground leases (1)	4,200	4,200
FFO adjustments	4,200	4,200

FFO on Participating Developments: (2)
Interest on loan to Participating Development	1,820	1,820
Development fees on Participating Development, net of costs and tax	200	700
FFO on Participating Developments	2,020	2,520

Core funds from operations (“Core FFO”)	$43,612	$48,353

FFO per weighted average share/unit (3)	$0.39	$0.44

Core FFO per weighted average share/unit (3)	$0.46	$0.51

Weighted average shares/units (3)	94,809	94,809

Notes:

(1)	This represents the straight-line rent expense adjustment required by GAAP related to ground leases at three communities. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.
(2)	FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.
(3)	FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

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The following is a reconciliation of our GAAP operating income (loss) to NOI for three and six months ended June 30, 2012 and 2011 (in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Operating income	$4,374	$3,772	$11,104	$9,458
Less: Third-party development services revenue	17	1,073	345	2,349
Less: Third-party management services revenue	719	745	1,572	1,579
Plus: General and administrative expenses	3,580	2,921	7,313	5,625
Plus: Ground leases	1,509	1,366	3,020	2,732
Plus: Depreciation and amortization	8,859	7,106	17,518	13,845
NOI	$17,586	$13,347	$37,038	$27,732

The following is a reconciliation of our GAAP net income (loss) to Adjusted EBITDA for the trailing twelve months ended June 30, 2012 (in thousands):

	Plus: Six months ended June 30,	Plus: Year ended December 31,	Less: Six months ended June 30,	Trailing Twelve Months ended June 30,
	2012	2011	2011	2012
Net income (loss) attributable to common shareholders	$3,144	$(11, 014)	$1,231	$(9,101)
Straight line adjustment for ground leases	2,146	4,208	2,106	4,248
Acquisition costs	454	741	373	822
Depreciation and amortization	17,518	29,105	13,845	32,778
Depreciation and amortization- discontinued operations	—	450	501	(51)
Loss on impairment of collegiate housing assets	88	7,859	—	7,947
Gain on sale of collegiate housing assets- discontinued operations	(172)	(2,388)	(2,388)	(172)
Interest expense, net	7,587	18,242	9,384	16,445
Interest expense, net- discontinued operations	—	76	76	—
Other nonoperating expense (income)	579	1,420	826	1,173
Income tax expense (benefit)	(479)	(95)	(218)	(356)
Non-controlling interests	183	214	126	271
Applicable expenses (income) related to discontinued operations	2	450	450	2
Adjusted EBITDA	$31,050	$49,268	$26,312	$54,006

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